EXHIBIT 10.16

                         EXECUTIVE EMPLOYMENT AGREEMENT

MEMORANDUM OF AGREEMENT made at Montreal, Quebec, on March 5, 2004.

BY AND BETWEEN:               OPTIMAL ROBOTICS Corp., a corporation constituted
                              pursuant to the Canada Business Corporations Act, with a place of business at 4700 de la Savane, Suite 101, in the City of Montreal, Province of
                              Quebec

                                    (hereinafter, the "Corporation");

AND: MR. HOLDEN L. OSTRIN, executive, residing at 61 Aberdeen, in the City of Montreal, Province of Quebec H3Y 3A6;

                                    (hereinafter, the "Executive")

WHEREAS the Executive is currently employed as Co-Chairman of the Corporation;

WHEREAS the parties desire to enter into this Agreement setting forth the terms and conditions of the employment of the Executive with the Corporation from and after the date hereof and the benefits attaching thereto;

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, the parties agree as follows:

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                                    ARTICLE I
                                 INTERPRETATION

1.1 Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

      (a) "Affiliate" shall have the meaning ascribed thereto in the Canada Business Corporations Act, as amended;

      (b) "Agreement" shall mean this Executive Employment Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

      (c)   "Base Salary" has the meaning ascribed thereto in Section 4.1;

      (d) "Basic Payments" shall mean an amount equal to the aggregate of (i) earned but unpaid Base Salary, (ii) earned but unpaid bonuses, if any, calculated, in the case of the fiscal year during which termination of employment occurs, on a per diem basis from the first day of such fiscal year to the date of termination, (iii) unpaid business expense reimbursement, (iv) the amount payable for unused vacation days, as provided for in the Corporation's vacation policy, and (v) the value for income tax purposes of other benefits to which the Executive is entitled;

      (e)   "Board" means the board of directors of the Corporation;

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      (f)   "Business" shall mean the business conducted by the Corporation or its Affiliate, as applicable, on the date of the termination of the Executive's employment;

      (g) "Cause" shall mean the occurrence of any one of the following acts or events by or relating to the Executive:

            (i) the habitual neglect or failure to fulfill obligations assigned by the Board or to carry out lawful orders relating to employment hereunder, except to the extent any such assigned obligation or lawful order constitutes Good Reason;

            (ii) habitual inability to carry out functions of employment due to alcohol or drug related causes;

            (iii) theft, fraud or embezzlement from the Corporation or any other material act of dishonesty relating to the Executive's employment; or

            (iv) conviction of a crime (other than traffic violations and minor misdemeanors);

      (h) "Change of Control" shall mean the occurrence of any of (i) the acquisition by an arm's length third party, directly or indirectly, by way of take-over bid, merger or other similar procedure, of outstanding shares of the Corporation representing more than thirty percent (30%) of the votes attaching to all outstanding voting shares of the Corporation; or (ii) the acquisition by an arm's length third party, directly or indirectly, of all or substantially all of the assets of the Corporation; or (iii) one-third or more of the members of the Board consisting of persons other than Current Directors (and for these purposes a "Current Director" shall mean any member of the Board elected at or continuing in office after the 2004 annual and special meeting of shareholders of the Corporation, any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board,

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            and any other person who has been approved by a majority of the
            Current Directors then on the Board);

      (i) "Confidential Information" shall mean, all information howsoever received by the Executive from or through the Corporation in whatever form (oral, written, machine readable or otherwise) pertaining to the Corporation or any of its Affiliates, including, without limitation, Intellectual Property Rights, processes, formulas, research, developments, financial information, marketing information, names or lists of customers, prospective customers, suppliers or distributors; provided, however, that the phrase "Confidential Information" shall not include information that:

            (i) is in the public domain, or generally known in the industry in which the Corporation or its Affiliate operates, as applicable, without any fault or responsibility of the Executive,

            (ii) is approved by the Board for disclosure by the Executive prior to its actual disclosure;

      (j) "Good Reason" shall mean the occurrence of any one of the following acts or events without the prior written consent of the Executive:

            (i) the express or constructive demotion of the Executive including any change in his title, status, position, job function, job responsibilities and/or reporting responsibilities within the Corporation;

            (ii) the diminishment of the Executive's authority or responsibility as a senior executive of the Corporation, a change in the Executive's duties or in the scope of such duties including the assignment to the Executive of duties and responsibilities which are inconsistent with his status and/or position within the Corporation;

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            (iii) a reduction in the Executive's Base Salary or in the level of participation by the Executive in the Corporation's bonus plan for senior executives of the Corporation, unless such reduction is voluntary on the part of the Executive;

            (iv)  a material reduction in the Executive's benefits; or

            (v) a material breach by the Corporation of this Agreement which is not remedied after thirty (30) days written notice thereof;

      (k) "Incapacity" shall mean any medical condition whatsoever which leads to the Executive's absence from his job function for a continuous period of twelve (12) months without the Executive being able to resume functions on a full time basis at the expiration of such period; and unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such twelve (12) month period;

      (l) "Intellectual Property Rights" shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing, all intellectual property rights attached to:

            (i) all inventions, patentable or not patentable, trademarks, trade names, copyrights, industrial designs, trade secrets, topographies and all other intellectual property rights; and

            (ii) all domestic and foreign registrations, applications and renewals thereof for registration of intellectual property rights;

      (m) "Person" shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body; and pronouns which

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            refer to a Person shall have a similarly extended meaning; and

      (n)   "Territory" shall mean Canada and the United States of America.

1.2 Preamble. The preamble hereof shall form an integral part of this Agreement

                                   ARTICLE II
                                     DUTIES

2.1 The Executive shall continue to hold the position of Co-Chairman of the Corporation.

2.2   The Executive shall report to the Board.

2.3 The Executive's duties and responsibilities shall include, in addition to those inherent to the Executive's title and normally pertaining to such title, those compatible with the Executive's position and which the Board may delegate or assign to him from time to time.

                                   ARTICLE III
                                    DURATION

3.1   This Agreement is hereby concluded for an indeterminate period of time.

                                   ARTICLE IV
                                     SALARY

4.1 The Executive shall receive an annual base salary in an amount not less than that to which he is currently entitled (which, for greater certainty, shall include the portions thereof paid in periodic installments and the so-called forced savings amount payable in one annual installment), without giving effect to the voluntary temporary reductions to such base salary that have been in effect since October 3, 2003 (herein, the "Base Salary").

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4.2   Eighty percent of the Base Salary in respect of any year shall be paid to the Executive in accordance with the general payroll practice of the Corporation. The remaining twenty percent of the Base Salary shall be paid to the Executive on the first payroll payment day in the next following year.

4.3 The parties agree that the Corporation, through its Compensation Committee or independent directors, as applicable, shall, in each year within 30 days following the approval by the Board of the audited financial statements of the Corporation for the immediately preceding year, and may, at any time, review and at its discretion adjust, the amount of the Base Salary; provided, however, that the amount of Base Salary in any year shall in no event be less than the Base Salary paid or payable to the Executive during any previous year of his employment with the Corporation.

                                    ARTICLE V
                                      BONUS

5.1 The Executive shall be entitled to participate in the bonus plan for senior executives of the Corporation, when approved by the Board. The Executive shall be paid an annual bonus in respect of each fiscal year during the term of this agreement, in such amount, if any, and at such time(s) as shall be determined pursuant to the Corporation's bonus plan for senior executives of the Corporation; and (b) until such time as the aforesaid bonus plan is approved by the Board, the Executive's annual bonus shall be determined at the sole discretion of the Board.

5.2 The earned bonuses shall be paid within ten (10) days following the approval, by the Board, of the Corporation's audited annual financial statements.

                                   ARTICLE vi
                           TREATMENT OF STOCK OPTIONS

6.1 Should the Executive's employment be terminated by the Corporation without Cause or by the Executive with Good

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      Reason, before the announcement of a transaction or event constituting a
      Change of Control, or should the Executive's employment be terminated by the Executive for any reason (whether with or without Good Reason) following the completion of a transaction or event constituting a Change of Control, or should the Executive's employment be terminated by the Corporation for any reason (whether with or without Cause) following the announcement of a transaction or event constituting a Change of Control, all options to purchase shares of the Corporation then held by the Executive (collectively, "Options") shall vest immediately upon the termination of the Executive's employment and, subject to obtaining any required regulatory approvals and further subject to Section 6.2, shall remain exercisable for the remainder of the original term thereof.

6.2 The Corporation shall be required to use its reasonable efforts to obtain within 75 days following the date of any termination of the Executive's employment referred to in Section 6.1 (the "Termination Date"), any regulatory approvals that are required to permit all Options to remain exercisable for the remainder of the original term thereof notwithstanding such termination of employment; provided, however, that the Corporation shall have no obligation to seek any shareholder approval that might be established by the applicable regulatory authority as a condition precedent to the grant of any such regulatory approval. If for any reason such regulatory approvals are not obtained by such date, the Executive shall (to the extent that he has not already done so), exercise all in-the-money Options on or prior to the 90th day (the "Calculation Date") after the Termination Date and the Corporation shall pay to the Executive on the day following the Calculation Date, in a lump sum (less any statutory deductions at source), an amount equal to the fair market value of the Options determined as of the Termination Date and as if the Options remained exercisable in full for the remainder of the original term thereof, less the amount of the Gain (as hereinafter defined) realized by the Executive upon his exercise of such in-the-money Options. For the purposes of this Section 6.2, the Gain realized by the Executive upon his exercise of such in-the-money Options shall equal the difference between
      a) the aggregate exercise price of such in-

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      the-money Options and b) to the extent any of the shares underlying the
      Options are sold on or prior to the Calculation Date, the proceeds from such sale net of any brokerage commission, and to the extent such shares are not sold by the Calculation Date, the average closing price for the Class "A" shares of Optimal on the principal market or exchange on which such shares are traded, over the five trading days ending on the Calculation Date (and including the Calculation Date, if such market or exchange is open for trading on such date).

      The fair market value of the Options shall be determined by the auditors of the Corporation, at the expense of the Corporation, on or prior to the Calculation Date, by using the Black-Scholes valuation model and such assumptions for use in such model as are reasonable and appropriate in their professional judgment (such fair market value determination hereinafter called the "Determination"). Before making the Determination, the auditors shall give the Executive the opportunity to be heard and to present the opinion of his professional advisors at his expense. A copy of the Determination and the related calculations shall be provided promptly to the Executive and such Determination shall be final and binding upon the parties and not subject to appeal.

                                   ARTICLE VII
                              BENEFITS AND VACATION

7.1 The Executive shall participate in all benefit programs and/or plans of general application which are presently granted or which, at any time during his employment, may be granted to senior executives of the Corporation, the whole in accordance with the actual programs or plans that the Corporation may institute from time to time or as otherwise required under any applicable law.

7.2 All business expenses incurred by the Executive during his employment in connection with the performance of his duties shall be reimbursed by the Corporation upon submission of invoices or other supporting documentation in accordance with company policy.

7.3 The Executive shall be entitled to such number of paid vacation days per fiscal year of the Corporation as shall be in keeping with the vacation policy of the Corporation as it applies to its senior executive officers, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Corporation.

7.4 During the term of this Agreement, the Corporation shall, in addition to any other insurance coverage provided to the Executive in his capacity as an officer of the Corporation, pay or reimburse to the Executive or his designee the cost of the reasonable premiums associated with a personal life and disability insurance policy with a minimum coverage of US$5,000,000 (or the Canadian dollar equivalent thereof) in term or whole life insurance, which policy shall be owned by the Executive or his designee.

7.5 All legal, accounting and other expenses incurred by the Executive to successfully recover any amount or enforce performance of any other obligation due to him by the Corporation shall be reimbursed by the Corporation within ten (10) days of the presentation of appropriate supporting documents.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

8.1 The Executive hereby agrees not to use, divulge, diffuse, sell, transfer, give, publish, reproduce, circulate, or otherwise distribute to any Person, or otherwise make public, any Confidential Information.

8.2 Any document or work composed, assembled or produced by the Executive or the Corporation in whatever form (oral, written, machine readable or otherwise), and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be treated as such.

8.3 Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request to this effect or immediately after the termination of the Executive's employment.

8.4 Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Executive shall, if reasonably possible, first have given notice thereof to the Corporation and shall have, as reasonably possible:

      (a) fully cooperated in the Corporation's attempt, if any, to obtain a "protective order" from the appropriate governmental body; or

      (b) attempted to classify such documents to prevent access by the public, in accordance with the provisions of any law pertaining to freedom of information.

                                   ARTICLE IX
                          OBLIGATION OF NON-COMPETITION

9.1 The Executive shall not, during his employment and for a period of two (2) years following the termination of his employment, provided that the Corporation is not in material default hereunder or under any stock option agreement between the parties, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, be engaged in or have any financial interest in any business in all or part of the Territory which is in direct competition with the Business.

9.2 The Executive shall not be in default under Section 9.1 by virtue of holding, strictly for portfolio purposes and as a passive Investor, not more than five percent (5%) of the issued and outstanding shares of, or any other interest in, any Person which is listed on any recognized stock exchange

                                    ARTICLE X
                   OBLIGATION OF NON-SOLICITATION OF EMPLOYEES

10.1 The Executive shall not, during his employment and for a period of two (2) years following the termination of his employment provided that the Corporation is not in material default hereunder or under any stock option agreement between the parties, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Corporation or any one of its Affiliates, any individual who is employed by the Corporation or such Affiliate at the time of the termination of the Executive's employment or who was employed by the Corporation or such Affiliate in the six (6) month period preceding the termination of the Executive's employment.

                                   ARTICLE XI
                            TERMINATION OF EMPLOYMENT

11.1 The Executive's employment may be terminated in any of the following eventualities:

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      (a)   At any time, for Cause, upon written notice from the Corporation to the Executive;

      (b)   Upon the death or the Incapacity of the Executive;

      (c) Upon sixty (60) days written notice from the Executive to the Corporation, specifying the intention of the Executive to resign (except if Good Reason exists, in which event the Executive may terminate his employment at any time by written notice to the Corporation); or

      (d) At any time, by the Corporation, without Cause, upon written notice from the Corporation to the Executive.

11.2 No purported termination of employment by the Corporation shall be valid or effective unless it has been approved at a meeting of the Board duly called and held, and approved by a vote of two-thirds of the directors then in office and qualified to vote thereon (rounded up to the next whole number of directors), and a certified copy of which shall accompany the Corporation's written notice of termination of the Executive's employment.

                                   ARTICLE XII
                     PAYMENTS UPON TERMINATION OF EMPLOYMENT

12.1 Should the Executive's employment be terminated prior to the announcement of a transaction or event constituting a Change of Control a) by the Corporation for Cause or upon the death or the Incapacity of the Executive, or b) upon the Executive's resignation without Good Reason, the Corporation shall pay to the Executive within ten (10) days following the termination of his employment, in one lump sum (less statutory deductions at source), the Basic Payments except for bonuses forming part of the Basic Payments which shall be paid in accordance with Section 5.2 of this Agreement. The Executive shall not be entitled to receive any pay in lieu of notice, severance pay or any indemnity whatsoever, other than the Basic Payments.

12.2 Should the Executive's employment be terminated prior to the announcement of a transaction or event constituting a Change of Control a) by the Corporation without Cause, or b) by the Executive for Good Reason, (1) the Corporation shall pay to the Executive (A) the Basic Payments, and (B) an amount (the "Termination Payment") equal to two (2) times the highest annual Base Salary paid or payable to the Executive during his employment hereunder (hereinafter, the "Highest Base Salary") plus two (2) times the highest aggregate bonuses paid or payable to him in respect of any year of his employment hereunder (hereinafter, the "Highest Aggregate Bonuses"), each payable in one lump sum (less statutory deductions at source) within ten (10) days following the termination of his employment, except for bonuses forming part of the Basic Payments which shall be paid in accordance with Section 5.2 of this Agreement, (2) the insurance, if any, then owned by the Executive or his designee for which the Corporation is responsible for the cost of the premiums in accordance with Section 7.4 shall forthwith be converted to, or replaced by a level deposit premium insurance policy to age 80, for the same insurance amount, which policy shall be owned by the Executive or his designee, and the Corporation shall pay directly to the insurance carrier the entire cost of the premium for such level deposit premium insurance policy (the "Insurance Covenant"), and (3) the Corporation shall forthwith acquire medical insurance coverage for the Executive, which coverage shall provide the Executive and his family with health, life, dental and other insurance coverage in Canada and the United States which is equivalent to the coverage theretofore maintained by the Corporation for the benefit of its senior executives and enjoyed by the Executive. Such coverage shall be for a term of five years and shall commence forthwith following the termination of the Executive's employment (the "Medical Insurance Covenant").

12.3 Should the Executive's employment be terminated by the Corporation for any reason (whether with or without Cause) following the announcement of a transaction or event constituting a Change of Control or by the Executive (whether with or without Good Reason) following the completion of a transaction or event constituting a Change of Control, the Corporation shall pay to the Executive the Basic Payments and the Termination Payment, in each case as described, and payable on the dates set forth in Section 12.2, and shall perform the Insurance Covenant and the Medical Insurance Covenant, as described in Section 12.2.

12.4 In the event of the termination of the employment of the Executive for any reason, all indebtedness still owing by the Executive to the Corporation at the time of such termination will be forgiven and extinguished and the Corporation will pay or reimburse to the Executive the amount of any taxes incurred by him in connection with any such forgiveness.

12.5 The Executive recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, indemnity in lieu of notice, severance pay or other damages arising from the termination of his employment, except for those specifically provided for herein.

                                  ARTICLE XIII
                                  MISCELLANEOUS

13.1 Payments and Withholdings. All Base Salary (other than the twenty percent portion thereof that is payable in one annual installment) and bonus, if any, payable hereunder shall be paid in accordance with the Corporation's general payroll practice and all amounts paid to the Executive hereunder shall be paid net of any amounts to be withheld as required by applicable law.

13.2 Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

13.3 Severability. Any Article, Section, Subsection or other subdivision of this

      Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement; and (b) otherwise remain in full force and effect.

13.4 Amendments. No amendment shall be binding unless expressly provided in an instrument duly executed by the parties.

13.5 Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

13.6 Existing Agreement. This Agreement shall supersede and replace any employment agreement entered into by the Corporation and the Executive prior to the signature of this Agreement.

13.7 Notices. Any notice given pursuant hereto shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile:

      (a)   If to the Corporation:
            c/o 7350 TransCanada Highway
            Montreal, Quebec
            H4T 1A3

            Attention: Chief Executive Officer
            Telecopy No.: (514) 738-8355

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      (b)   If to the Executive, at his address first hereinabove set forth;
            telecopy no.: not applicable

13.8 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

13.9 Language. The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents be drawn up in the English language. Les parties aux presentes reconnaissent avoir requis que la presente entente et les documents qui y sont relatifs soient rediges en anglais.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date and at the place first above-mentioned.

                                               OPTIMAL ROBOTICS CORP.


                                         Per:  ________________________________


                                         Per:  ________________________________


                                               HOLDEN L. OSTRIN

                                               ________________________________